                                                                     Exhibit 3.2

                                   CERTIFICATE

       I, Paul M. Bisaro, the duly elected Secretary of Barr Laboratories, Inc. (the "Company") hereby certify that the following resolution was adopted by the Company's Board of Directors at a duly held and authorized meeting of the Board of Directors held September 10, 1998, and that said resolution is in full force and effect on the date hereof:

       RESOLVED, that the first sentence of Section 4 of the Company's By-Laws is hereby amended so that, as amended, such sentence shall read as follows:

       "In lieu of closing the share records of the Corporation, the Board of Directors may fix, in advance, a date not exceeding sixty (60) days, nor less that ten (10) days, as the record date for the determination of shareholders entitled to receive notice of, or to vote at, any meeting of shareholders, or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend, or allotment of any rights, or for the purpose of any other action."

       IN WITNESS WHEREOF, I have set my hand this 22nd day of September, 1998.

                                                              /s/ Paul M. Bisaro
                                                              ------------------
                                                              Paul M. Bisaro
                                                              Secretary